Exhibit 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT


                  THIS EXECUTIVE EMPLOYMENT AGREEMENT, made and entered into as of the 15th day of March, 2004, by and between PMA Capital Corporation, a Pennsylvania corporation, with its principal place of business at Mellon Bank Center, Suite 2800, 1735 Market Street, Philadelphia, Pennsylvania 19103-7590 and/or such of its affiliates and/or subsidiaries as it designates (hereinafter collectively referred to as "PMA Capital") and WILLIAM E. HITSELBERGER, residing at 7 Barrington Drive, West Windsor, New Jersey 08550 ("Executive").

                  WHEREAS, Executive has significant experience in the insurance industry and currently serves as the Chief Financial Officer of PMA Capital;

                  WHEREAS, PMA Capital desires to continue to avail itself of the expertise possessed by Executive and to employ Executive as Chief Financial Officer and Executive Vice President, in which position he will have access to confidential information of PMA Capital;

                  WHEREAS, Executive desires to be so employed by PMA Capital.

                  NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and each intending to be legally bound hereby, the parties agree as follows:

                  1. Employment. Subject to the terms of this Agreement, PMA Capital hereby continues to employ Executive as Chief Financial Officer and, effective as of April 16, 2004, also will employ Executive as Executive Vice President. In this capacity, Executive will perform such duties as are appropriate to the management of the financial and operational aspects of PMA Capital's business and such other duties, consistent with the foregoing duties and his position, as directed by the Board of Directors of PMA Capital and the Chief Executive Officer of PMA Capital. Executive shall report directly to the





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Chief Executive Officer of PMA Capital. Executive hereby accepts such employment and agrees to serve PMA Capital on a full-time basis and to perform such duties faithfully, diligently and to the best of his ability and in conformity with all federal, state and local statutes, regulations and rules applicable to PMA Capital. Executive further agrees not to engage in any outside for-profit business, employment or commercial activity, without first obtaining approval in writing from the Chief Executive Officer of PMA Capital.

                  2. Compensation. PMA Capital agrees to pay Executive, and Executive agrees to accept from PMA Capital, in full payment for Executive's services, compensation consisting of the following:

                  (a) A minimum base salary at an annual rate of $350,000 up to and including April 15, 2004, at which time the salary will be increased to be based on an annual rate of $425,000 for the remainder of the term, payable on a semi-monthly basis or on such other basis that PMA Capital may adopt as its regular payroll practice. The Compensation Committee of the Board of Directors of PMA Capital will review the base salary on at least an annual basis at the same time that it reviews the annual incentive compensation;

                  (b) The standard benefits PMA Capital makes available from time to time to its senior executive employees and, in addition, Executive will participate in the following employee benefit plans according to their terms: the 401(k) Excess Plan dated March 2001; the Executive Deferred Compensation Plan dated March 2001; the Executive Management Pension Plan dated March 2001 and the Supplemental Executive Retirement Plan dated March 2001;

                  (c) Annual incentive compensation based on performance objectives established for 2004 and 2005 to be provided as described in Exhibit A;




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                  (d) The nonqualified stock option award that was granted to
Executive under PMA Capital's 2002 Equity Incentive Plan as of May 6, 2004 to purchase 128,500 shares of Class A common stock, exercisable at a price and for a period of time and on such other terms as are set forth in the 2004 Stock Option and Restricted Stock Grant, which is attached as Exhibit B; and

                  (e) The 17,700 shares of Restricted Stock that Executive was granted under PMA Capital's 2002 Equity Incentive Plan as of May 6, 2004, subject to such restrictions and other terms as set forth in the 2004 Stock Option and Restricted Stock Grant, which is attached as Exhibit B.

                  3. Expenses. PMA Capital will reimburse Executive for such of his out-of-pocket expenses as are reasonably necessary in connection with services rendered by Executive pursuant to this Agreement, as provided in the business expense policies adopted by PMA Capital from time to time.

                  4. Term. The term of this Agreement is from March 15, 2004 through March 14, 2006. During the first two weeks of January, 2006, Executive shall inform the Chief Executive Officer of PMA Capital in writing whether or not he is interested in negotiating an extension of this Agreement for a new term and, if so, propose the terms and conditions for such an extension. Within one week of receiving such written notice from Executive, PMA Capital will inform Executive if it is willing to negotiate an extension of this Agreement. If both parties are interested in negotiating an extension of this Agreement, they then will engage in good faith negotiations for an extension of this Agreement, with the negotiations to be concluded by no later than February 15, 2006; provided, however, that Executive's failure to negotiate in good faith will not be deemed to be "Cause" for termination of Executive's employment hereunder, and will not be the basis for PMA Capital's denial of or failure to





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pay any severance payments, compensation or benefits due to Executive pursuant to the provisions of this Agreement.

                  5. Termination. Executive's employment may be terminated before the end of the term of this Agreement as follows:

                  (a) By PMA Capital, at any time, for Cause, after providing Executive with at least three (3) weeks written notice, specifying the circumstances amounting to Cause and, if requested by Executive, the opportunity for Executive and his counsel to appear before the Audit Committee of the Board of Directors of PMA Capital to address those circumstances. "Cause" shall mean
Executive: (i) commits any act of fraud, embezzlement, theft or commission of a felony in the course of his employment; (ii) engages in knowing and willful misconduct or gross negligence in the performance of his duties; (iii) unlawfully appropriates a corporate opportunity of PMA Capital or its affiliates and subsidiaries (as defined in paragraph 24 below); or (iv) knowingly and willfully breaches any of Executive's representations, warranties or covenants contained in this Agreement in any material respect, each as reasonably determined by the Audit Committee of the Board of Directors of PMA Capital after the recommendation of the Chief Executive Officer of PMA Capital. In the event that "Cause" is based on gross negligence, PMA Capital shall give Executive written notice specifying in reasonable detail the conduct that it believes amounts to gross negligence, and shall provide Executive with the three (3) week notice period specified above to cease or correct such conduct;

                  (b) Automatically on the date of Executive's death;

                  (c) Automatically if Executive becomes disabled or otherwise incapacitated so that Executive cannot perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than one hundred eighty (180) days or for more than one hundred eighty (180) cumulative days in any one (1) year period ("Permanent Disability"). Any




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question as to the existence of Permanent Disability upon which Executive and
PMA Capital cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, such selection shall be made by an adult member of Executive's immediate family or Executive's legal representative) and approved by PMA Capital, said approval not to be unreasonably withheld. The determination of such physician shall be communicated in writing to PMA Capital and to Executive and shall be final and conclusive for all purposes of this Agreement. Until the date of termination as defined herein by reason of Permanent Disability, Executive shall continue to receive the compensation and benefits as set forth in paragraph 2 of this Agreement. No termination of this Agreement for Permanent Disability shall impair any rights of Executive to collect benefits according to the terms of any disability policy maintained by PMA Capital for that Permanent Disability;

                  (d) By PMA Capital, at any time, for other than Cause upon thirty (30) days written notice to Executive; or

                  (e) By Executive's voluntary resignation (before the end of the term) for other than Good Reason upon not less than thirty (30) days prior written notice to PMA Capital; or

                  (f) By Executive's voluntary resignation for Good Reason, which shall mean Executive has given thirty (30) days prior written notice that he intends to resign due to: (i) a change in his duties, authority or responsibilities that is inconsistent with his role as Chief Financial Officer and Executive Vice President; (ii) his being required to relocate his office outside of an area within a fifty (50) mile radius of Philadelphia, Pennsylvania; (iii) there being a Change in Control of PMA Capital; (iv) there being a material reduction in the overall value of the employee benefits being provided to him pursuant to paragraph 2(b); or (v) a material breach by PMA





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Capital of any of its obligations to Executive under this Agreement so long as
Executive gives such notice within sixty (60) days of the circumstances in subparagraphs 5(f)(i), (ii), (iv) or (v) believed by Executive to constitute Good Reason and PMA Capital fails to remedy those circumstances within three (3) weeks.

                  For purposes of this Agreement, "Change in Control" has the same definition as is set forth in paragraph 9(b) of the PMA Capital Corporation 2002 Equity Incentive Plan.

                  6. Incidents of Termination.

                  (a) If Executive's employment is terminated under subparagraph 5(a), (b), (c) or (e) above, PMA Capital shall have no further obligation under this Agreement, except as provided under paragraph 17 and except the obligation to: (i) pay Executive an amount equal to the portion of his compensation and out-of-pocket business expenses, as defined in paragraph 3, as may be accrued and unpaid on the date of termination; (ii) pay Executive such portion of Executive's annual incentive compensation for the year in which termination occurs as the Compensation Committee of the Board of Directors of PMA Capital shall determine was earned by Executive; and (iii) provide all benefits set forth pursuant to the benefit, medical, pension or other plans and programs provided by PMA Capital for which Executive qualifies (collectively "Benefits") as are due under the terms of the Benefits plans and programs, recognizing that Executive's employment has terminated. In the event of Executive's death, any sums and benefits due to Executive under any provision of this Agreement shall be paid to his estate or heirs, as applicable.

                  (b) If Executive's employment is terminated under subparagraph 5(d) or 5(f) above or if Executive's employment ends at the end of the term (including by reason of Executive's decision not to review or extend his employment for any reason), then PMA Capital shall pay Executive as described in paragraph 6(a) above, plus it will pay any cash portion of the annual incentive




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compensation for the year in which termination occurs that is earned because
Executive accomplished certain identifiable tasks as of the date of termination. It is specifically understood that objectives related to profitability, revenue growth, stock price and similar performance measures are not intended to be measured other than at year end and accordingly will not qualify as identifiable tasks on an interim basis and these are not eligible for payment of incentive compensation unless deemed appropriate by the Compensation Committee of the Board of Directors of PMA Capital in connection with their consideration of payments as discussed above. In addition, PMA Capital shall pay Executive the greater of: (i) eighteen (18) months of severance pay at one hundred twenty percent (120%) of Executive's then current base salary, minus any appropriate withholdings and deductions; or (ii) severance pay at one hundred percent (100%) of the amount of Executive's then current base salary that otherwise would be due for the remainder of the term of this Agreement; each without regard to whether Executive obtains another position with a new employer. These severance payments will be made on or about the regular pay dates recognized by PMA Capital, beginning on the next regular pay date following Executive's last regular pay date on which he is paid his base salary. Further, if Executive elects to continue his health insurance benefits under COBRA, PMA Capital will continue to pay the same monthly subsidy of the premiums for such insurance continuation as was being paid by PMA Capital before Executive's employment terminated, with the remainder of the premium being deducted from Executive's severance payments, through the earlier of the end of the severance period and the date Executive becomes eligible to receive and/or obtain alternative health insurance coverage through new employment. PMA Capital's obligation to provide the severance pay and benefits provided in this paragraph is conditioned upon




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Executive signing and not revoking a valid general release agreement in the form attached hereto as Exhibit C. The severance payments and benefits provided for in this Agreement shall be offset by any severance pay or benefits that are actually paid to Executive upon termination of employment under the PMA Capital Corporation and PMA Capital Insurance Company Severance Pay Plan or any other applicable severance plan or severance policy of PMA Capital.

                  (c) If Executive's employment is terminated under subparagraphs 5(b), (c), (d) or (f) above or if Executive's employment ends at the end of the term: (i) Executive shall have a fully (100%) vested and nonforfeitable interest in his "Past Service Retirement Benefit" under the PMA Capital Corporation Executive Management Pension Plan ("Executive Management Pension Plan") or any successor or replacement plan, notwithstanding anything in the Executive Management Pension Plan to the contrary; and (ii) Executive's benefit under the PMA Capital Corporation Supplemental Executive Retirement Plan (the "SERP") shall be increased to the extent necessary so that his aggregate retirement benefit payable under the PMA Capital Corporation Pension Plan, the Executive Management Pension Plan and the SERP is not less than the aggregate benefit that would have been payable under such plans if Executive's employment had continued to the end of the term, assuming that Executive is paid at the same salary rate during such period as in effect as of his termination of employment.

                  7. Excise Taxes. If the value of any compensation (in whatever form) provided pursuant to this Agreement is counted as a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") and the value of all such parachute payments would exceed two hundred ninety-nine percent (299%) of the "base amount" applicable to Executive under section 280G, then the amount of such parachute payments shall be reduced to the extent necessary so that the sum of such parachute payments equals exactly two hundred ninety-nine percent (299%) of Executive's "base amount," provided, however, that this section shall not apply if the value of all such parachute payments, after application of the excise tax under section




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4999 of the Code, is greater than two hundred ninety-nine percent (299%) of
Executive's "base amount."

                  8. Trade Secrets and Confidential Information. Executive shall not disclose or use at any time either during or after employment by PMA Capital, any Confidential Information (as defined below) of which he becomes aware, whether or not any such information is developed by him, except to the extent that such disclosure or use is required or appropriate in the performance of the duties assigned to him by PMA Capital or if Executive is required to testify under subpoena or court order after Executive gives sufficient advance written notice of such requirement to PMA Capital so that it may seek to limit or otherwise protect such testimony from public disclosure. Executive shall follow all procedures established by PMA Capital to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft. "Confidential Information" shall mean information that is not generally known or available to the public, which is used, developed or obtained by PMA Capital, relating to its business and the businesses of its clients, vendors, agents, brokers or customers including, but not limited to: business and marketing strategies; distribution channels; products or services; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; PMA Capital's existing and prospective clients, vendors, agents, brokers or customers and their confidential information; existing and prospective client, vendor, agent, broker or customer lists and other data related thereto; all trade secret information protected by the federal Economic Espionage Act of 1996, 18 U.S.C. ss.1831 et seq., the Pennsylvania Uniform Trade Secrets Act and all similar and related information





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in whatever form. Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date upon which Executive proposes to disclose such information.

                  9. Creative Works and Other Property.

                  (a) Executive will promptly disclose to PMA Capital all inventions, concepts, processes, improvements, methodologies and other creative works, including, without limitation, insurance products, whether or not they can be patented or copyrighted, that during his employment were or were caused to be conceived or developed by him, either solely or jointly with others, relating to PMA Capital's business (collectively "Creative Works") and Executive agrees that all such Creative Works shall be the sole property of PMA Capital. Upon the request and at the expense of PMA Capital, Executive will at any time (whether during his employment or after its termination for any reason) assist PMA Capital and fully cooperate with it to protect PMA Capital's interest in such Creative Works and to obtain, for PMA Capital's benefit, patents or copyrights for any and all Creative Works in the United States and in any and all foreign countries. This paragraph does not apply to any Creative Work that Executive develops entirely on his own time and for which no equipment, supplies, facility or Confidential Information of PMA Capital was used, unless:
(a) the Creative Work relates to PMA Capital's business or to the actual or anticipated research or development activities of PMA Capital; or (b) the Creative Work results from any work Executive performs for PMA Capital.

                  (b) Upon the termination of Executive's employment for PMA Capital, Executive shall immediately, and without request, deliver to PMA Capital all copies and embodiments, in whatever form, of all Confidential Information and all other documents, materials or property belonging to PMA Capital even if they do not contain Confidential Information, including but not limited to: written records, notes, photographs, manuals, computers, cell




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phones, notebooks, reports, keys, credit cards, documentation, flow charts and all magnetic media such as tapes, disks or diskettes, wherever located, and, if requested by PMA Capital, shall provide PMA Capital with written confirmation that all such materials have been returned. Executive has no claim or right to the continued use, possession or custody of such information, documents, materials or property following the termination of his employment with PMA Capital.

                  10. Restrictive Covenants. While employed by PMA Capital and through the period ending one (1) year after termination of employment (whether voluntary or involuntary and regardless of the reason for termination), Executive agrees that, unless he obtains written approval in advance from the Chief Executive Officer of PMA Capital, he shall not, except on behalf of PMA Capital, in any way, directly or indirectly:

                  (a) contact, employ, hire, solicit or attempt to persuade any person or entity that has at any time within the one (1) year period before the termination of Executive's employment been an employee, agent, broker or independent contractor of PMA Capital to terminate his, her or its relationship with PMA Capital or do any act that may result in the impairment of the relationship between PMA Capital on the one hand and the employees, agents, brokers or independent contractors of PMA Capital on the other hand;

                  (b) contact, solicit, serve or sell to, in furtherance of or in the context of any business that directly competes with PMA Capital, any person or entity that has at any time within the one (1) year period before the termination of Executive's employment been a client, customer, agent, or broker or a prospective client, customer, agent or broker of PMA Capital or attempt to persuade any such person or entity to purchase or otherwise acquire or use any product(s) or service(s) offered by any business of the same or similar nature as products or services offered by PMA Capital. (For purposes of this





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sub-paragraph, a "prospective client, customer, agent or broker" means a person or entity with whom or which PMA Capital has had direct contact and made a proposal to provide products or services.); or

                  (c) engage in any activities or make any statements that may disparage or reflect negatively on PMA Capital, its Directors, Officers or employees, except as required to enforce the provisions of this Agreement or any of the Benefits plans.

                  11. Reasonableness of Restrictions. Executive agrees and acknowledges that the type and scope of restrictions described in paragraphs 8, 9 and 10 are fair and reasonable and that the restrictions are intended to protect the legitimate interests of PMA Capital and not to prevent him from earning a living. Executive recognizes that his key position as Chief Financial Officer and Executive Vice President and his access to Confidential Information make it necessary for PMA Capital to restrict his post-employment activities, as set forth in this Agreement. Executive represents and warrants that the knowledge, ability and skill he currently possesses are sufficient to enable him to earn a livelihood satisfactory to him for a period of one (1) year in the event his employment with PMA Capital terminates, without violating any restriction in this Agreement. If, however, any of the restrictions set forth in paragraphs 8, 9 or 10 are held invalid by a court by reason of length of time, area covered, activity covered or any or all of them, then such restriction or restrictions shall be reduced only to the minimum extent necessary to cure such invalidity.

                  12. Remedies. Executive agrees that if he should breach any of the covenants contained in paragraphs 8, 9 or 10, irreparable damage would result to PMA Capital and that damages arising out of such breach may be difficult to determine. Executive therefore further agrees that, in addition to all other remedies provided at law or at equity, PMA Capital shall be entitled as a matter of course to specific performance and temporary and permanent injunctive relief from any court of competent jurisdiction to prevent any further breach of any such covenant by Executive, without the necessity of





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proving actual damage to PMA Capital by reason of any such breach, and Executive acknowledges that his employers, employees, partners, agents or other associates, or any of them, may similarly be enjoined. If either party prevails in any lawsuit claiming breach of paragraphs 8, 9 or 10 of this Agreement, the other party shall reimburse the prevailing party for its or his expenses incurred in connection with such a lawsuit, including without limitation, attorney's fees and costs. (For purposes of this paragraph, PMA Capital will be considered to have prevailed in a lawsuit if it is established by written adjudication that Executive has breached in any material respect any provision of paragraphs 8, 9 or 10 as written or as modified under paragraph 11. Executive will be considered to have prevailed in a lawsuit if it is established by written adjudication that he did not breach in any material respect any provision of paragraphs 8, 9 or 10 as written or as modified under paragraph
11).

                  13. Previous Employment. Executive represents and warrants that he is not under any legal restraint or restriction that would prevent or make unlawful his execution of this Agreement or his performing the obligations under this Agreement and that Executive has disclosed to PMA Capital any and all restraints, confidentiality commitments or employment restrictions that Executive has with any other employer or organization.

                  14. Cooperation. At all times during the term of this Agreement and for a period of three (3) years thereafter, Executive will reasonably cooperate with PMA Capital in any litigation or administrative proceedings involving any matters with which Executive was involved during his employment by PMA Capital; provided that, following the term of this Agreement, such activities will be scheduled at such times and locations as PMA Capital and Executive may mutually agree. PMA Capital will reimburse Executive for his reasonable out-of-pocket expenses, if any, incurred in providing such assistance. In addition, if such assistance is provided by Executive after his




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employment has terminated and at a time when he is not receiving severance payments under paragraph 6(b), then he also shall be paid $205 per hour.

                  15. Reimbursement of Attorney's Fees. PMA Capital will reimburse Executive for the reasonable attorney's fees and costs, if any, incurred by Executive in connection with the negotiation and preparation of this Agreement, up to a maximum of $15,000.

                  16. Assignment. Neither PMA Capital nor Executive shall have the right to assign this Agreement or any obligation hereunder without the written consent of the other, except that, subject to Executive's rights under paragraph 5(f) above if there is a change of control, PMA Capital may assign this Agreement to a successor or assignee in connection with a merger, consolidation, sale or transfer of assets of PMA Capital, provided that such successor or assignee expressly assumes all obligations of PMA Capital under this Agreement.

                  17. Indemnification. PMA Capital shall indemnify Executive or his estate to the full extent provided in its articles of incorporation and/or its bylaws as of the date of this Agreement.

                  18. No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement or the Benefits plans by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement or the Benefits plans be reduced by any compensation or benefits earned by Executive either as a result of his engaging in business or his employment by another employer, or by retirement benefits payable after the termination of this Agreement.

                  19. Indulgences. The failure of PMA Capital or Executive at any time or times to enforce its or his rights under this Agreement strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same.




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                  20. Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be sufficiently given to the parties if delivered in person or sent by United States registered or certified mail or nationally recognized overnight courier (return receipt requested) or by telefax (with evidence of successful transmission) addressed to the respective parties at the following addresses or at such other addresses as may from time to time be designated in writing by the parties:

        If to Executive:                    If to PMA Capital:

        William E. Hitselberger             PMA Capital Corporation
        7 Barrington Drive                  c/o Chief Executive Officer
        West Windsor, NJ 08550              Mellon Bank Center,
        Telefax Number:  (215) 665-5043     Suite 2800
                                            1735 Market Street
                                            Philadelphia, PA 19103-7590
                                            Telefax Number:  (215) 665-5038

                  21. Entire Agreement. This Agreement, together with the attachments hereto and PMA Capital's Benefits plans, sets forth the entire agreement between the parties with respect to the matters covered herein, and supersedes all other agreements and understandings. No waiver or amendment to this Agreement shall be effective unless reduced to writing and executed by the parties hereto.

                  22. Arbitration. In order to obtain the many benefits of arbitration over court proceedings, including speed of resolution, lower costs and fees and more flexible rules of evidence, all disputes between Executive and PMA Capital (except those relating to unemployment compensation and workers' compensation and except as provided in paragraph 12 of this Agreement) arising out of Executive's employment or concerning the interpretation or application of this Agreement or its subject matter (including without limitation those relating to any claimed violation of any federal, state or local law, regulation or ordinance, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and their state and local





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counterparts, if any) shall be resolved exclusively by binding arbitration in
Philadelphia, Pennsylvania pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, with the prevailing party being awarded its or his reasonable attorney's fees and costs. The parties expressly waive their rights to have any such claims resolved by jury trial. Arbitration must be demanded within three hundred (300) days of the time when the demanding party knows or should have known of the events giving rise to the claim. The arbitration opinion and award shall be final, binding and enforceable by any court under the Federal Arbitration Act.

                  23. Controlling Law and Dispute Resolution. This Agreement shall be construed and applied in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law under Pennsylvania law. The parties agree to submit to the jurisdiction and revenue of the state and federal courts located in Pennsylvania in the event that there is any claim that this Agreement has been breached and that any such claim is not subject to arbitration as provided in paragraph 22 of this Agreement.

                  24. Affiliates and/or Subsidiaries. The affiliates and/or subsidiaries of PMA Capital Corporation referred to in the first paragraph of this Agreement are: PMA Capital Insurance Company; Pennsylvania Manufacturers Association Insurance Company; Manufacturers Alliance Insurance Company; Pennsylvania Manufacturers Indemnity Company; and such other entity that comes into existence after the date of this Agreement that is controlled by or under common control with PMA Capital Corporation at the time of reference. PMA Capital and each such affiliate and/or subsidiary of PMA Capital Corporation shall be jointly and severally liable for the obligations to Executive under this Agreement.




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                  IN WITNESS WHEREOF, this Agreement has been duly executed by and on behalf of the parties hereto as of the day and year first above written.

                                   PMA CAPITAL CORPORATION; PMA CAPITAL
                                   INSURANCE COMPANY; PENNSYLVANIA MANUFACTURERS ASSOCIATION INSURANCE COMPANY; MANUFACTURERS ALLIANCE INSURANCE COMPANY; AND PENNSYLVANIA MANUFACTURERS INDEMNITY COMPANY



                                   By: /s/  Vincent T. Donnelly
                                       -------------------------------------
                                         Name:  Vincent T. Donnelly
                                         Title: Chief Executive Officer
                                         Date:  May 7, 2004

                                       /s/ WILLIAM E. HITSELBERGER
                                       -------------------------------------
                                   Name:        WILLIAM E. HITSELBERGER
                                   Date:        May 7, 2004








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                                    EXHIBIT A

                  Executive will be eligible for a cash incentive award with respect to 2004 under the 2002 PMA Capital Corporation Equity Incentive Plan targeted at $106,250, to be paid no later than March 14, 2005, for successful achievement of goals and performance criteria as determined by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors of PMA Capital.

                  Executive will be eligible for an incentive award with regard to 2005 under the 2002 PMA Capital Corporation Equity Incentive Plan that will be targeted at a minimum of 90% and a maximum of 110% of his annual base salary, with any cash portion to be paid no later than March 14, 2006, for successful achievement of goals and performance criteria as determined by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors of PMA Capital. Payment of the 2005 annual incentive compensation award will be in the amount and in the form(s) (e.g., stock options, restricted stock, cash) as determined by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors of PMA Capital.

                                    EXHIBIT B

May 6, 2004

Name:
SS#:

      PMA Capital Corporation 2004 Stock Option And Restricted Stock Grant

         PMA Capital Corporation (the "Company") has awarded you a Stock Option and Restricted Stock under the Company's 2002 Equity Incentive Plan (the "Plan") as follows:

                                   Number of Shares of Class A
  Date of                                 Common Stock              Per Share
   Grant      Type of Award           Related to the Award        Exercise Price
  5/6/04   Nonqualified Stock                128,500                $7.02
                 Option
  5/6/04    Restricted Stock                  17,700                N/A


         The Options and Restricted Stock are subject to the provisions of the Plan, a copy of which can be found in this package, this letter and to the terms and conditions listed in the Attachments to this letter. Also enclosed is a Plan Prospectus. You have already received a copy of the Company's most recent Annual Report and Proxy Statement. Please be aware that transactions in the Company's stock are subject to the Company's Insider Trading Policy.

         If you wish to accept your grant of Options and Restricted Stock, please sign below where indicated and return only the signed copy of this letter to me at the above address. You should retain a copy of this letter for your records. If you have any questions about your Options or Restricted Stock, please call me at the above telephone number.

Very truly yours,


Vincent T. Donnelly
Chief Executive Officer

By signing below, I hereby agree to the provisions of the Plan, this letter and the terms and conditions set forth in the Attachments to this letter.


/s/ Vincent T. Donnelly
Name                                                 Date:  May 7, 2004



                                      B-1

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                                    EXHIBIT C
                            General Release Agreement

                  THIS GENERAL RELEASE AGREEMENT (hereinafter "Release") is made and entered into as of this ____ day of _______________, 20__, by and among PMA Capital Corporation, PMA Capital Insurance Company, Pennsylvania Manufacturers Association Insurance Company, Manufacturers Alliance Insurance Company, and Pennsylvania Manufacturers Indemnity Company (collectively "PMA Capital") on the one hand and William E. Hitselberger (hereinafter "Executive") on the other hand.

                  WHEREAS, PMA Capital and Executive entered into the Executive Employment Agreement (the "Employment Agreement") effective as of March 15, 2004;

                  WHEREAS, under the terms of the Employment Agreement, Executive is entitled to severance payments as provided therein;

                  WHEREAS, the Employment Agreement conditions receipt of the severance payments upon Executive's signing and not revoking a valid General Release Agreement.

                  NOW THEREFORE, intending to be legally bound hereby and in consideration of receipt of the severance payments provided for in the Employment Agreement and for other good and valuable consideration, Executive, for himself, and his executors, administrators, heirs and assigns, agrees as follows:

                  1. Executive hereby fully waives, releases, and forever discharges PMA Capital and each and all of its past and present subsidiaries, parent and related corporations, companies and divisions, and their past and present respective officers, directors, shareholders, trustees, employees, attorneys, agents and affiliates, and their predecessors, successors and assigns (hereinafter collectively referred to as "Releasees") of and from any and all rights, debts, claims, actions, liabilities, agreements, damages, or causes of action (hereinafter collectively referred to as "claims"), of whatsoever kind or nature, whether in law or equity, whether known or unknown, that Executive ever had or now has in any capacity, either individually, or as a director, officer, representative, agent or employee of Releasees against any or all of the Releasees, for, upon, or by reason of any cause, matter, thing or event whatsoever occurring at any time up to and including the date Executive signs this Release. Executive acknowledges and understands that the claims and rights being released in this paragraph include, but are not limited to, all claims and rights arising from or in connection with any agreement of any kind Executive may have had with any of the Releasees, or in connection with Executive's employment or termination of employment, all claims and rights for wrongful discharge, breach of contract, either express or implied, interference with contract, emotional distress, back pay, front pay, benefits, fraud, misrepresentation, defamation, claims and rights arising under the Civil Rights Acts of 1964 and 1991, as amended, (which prohibits the discrimination in employment based on race, color, national origin, religion or sex), the Americans with Disabilities Act (ADA), as amended (which prohibits discrimination in employment based on disability), the Age Discrimination in Employment Act (ADEA), as amended (which prohibits age discrimination in employment), Worker Adjustment and Retraining Notification Act (WARN), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Act of 1974 (ERISA), as amended, the Family and Medical Leave Act (FMLA), as amended, the Pennsylvania Wage and Hour Laws, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Human Relations Act, the Health Insurance Portability and Accountability Act (HIPPA), and any and all other claims or rights whether arising under federal, state, or local law, rule, regulation, constitution, ordinance or public policy. Executive agrees that he will not initiate any civil complaint or institute any civil lawsuit, or file any arbitration against Releasees, or any one of them, based on the fact or circumstance occurring up to and including the date of the execution by Executive of this Release. This Release does not cover claims relating to: (i)

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Executive's right to indemnification under paragraph 17 of the Employment
Agreement, or pursuant to PMA Capital's articles of incorporation or bylaws as they may exist from time to time, or pursuant to applicable law; (ii) Executive's right to benefits under the Benefits plans; (iii) Executive's right to payments under the Employment Agreement; or (iv) the validity or enforcement of this Release.

                  2. Executive hereby agrees to waive any provisions of state or federal law that explicitly or implicitly would prevent the application of this Release to claims of which Executive does not know or expect to exist in Executive's favor at the time of executing this Release which, if known by Executive, would have materially affected his decision to execute this Agreement. In addition, Executive hereby agrees to waive any provisions of state or federal law which might require a more detailed specification of the claims being released pursuant to the provisions of this Release.

                  3. Executive acknowledges that he has carefully read and understands the provisions of this Release, that he has had twenty-one (21) days from the date he received copy of this Release to consider entering into this Release and accepting the severance payments, that if he signs and returns this Release before the end of the 21-day period, he will have voluntarily waived his right to consider this Release for the full twenty-one (21) days and that he has executed this Release voluntarily and with full knowledge of its significance, meaning and binding effect. Executive also acknowledges that PMA Capital has advised him in writing to consult with an attorney of his own choosing with regard to entering into this Release and accepting the severance payments. Finally, Executive acknowledges that his decision to sign this Release has not been influenced in any way by fraud, duress, coercion, mistake or misleading information and that he has not relied on any information except what is set forth in this Release and the Employment Agreement.

                  4. Executive acknowledges that he may revoke this Release within seven (7) days of his execution of this document by submitting written notice of his revocation to ___________________________________________.
Executive also understands that this Release shall not become effective or enforceable until the expiration of that 7-day period.

                  5. Executive agrees that if any provision of this Release is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity and with a view to enforcing the parties' intention as set forth in this Release to the extent permissible and the remaining provisions of this Release shall not be affected thereby and shall remain in full force and effect.


Date: May 7, 2004                          /s/ WILLIAM E. HITSELBERGER
                                           -----------------------------------
                                            WILLIAM E. HITSELBERGER

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